Management Presentation June 8, 2009

Safe Harbor Statement Statements contained in this presentation that state the Company's or management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words "believe," "expect," "should," "estimates," and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero's annual reports on Form 10^K and quarterly reports on Form 10^Q, filed with the Securities and Exchange Commission, and available on Valero's website at www.valero.com. 1

2Q09 Interim Update Valero announced on June 2, 2009 that it expects to report a net loss of approximately $0.50 per share for 2Q09 Extended downtime mainly at the Delaware City and McKee refineries Total impact to throughput margin of approximately $200 million Weak sour crude oil discounts and distillate margins No previous EPS guidance had been provided, consistent with company policy Key impacts on operating income versus 1Q09 results $550 million estimated decline due to lower sour crude discounts and margins on distillates and other products, which more than offset increase from gasoline margins and throughputs $180 million estimated improvement in refinery operating expense and other $440 million estimated decline due to change in results from derivative instruments 2 Source: Argus; 5-3-2 consists of 5 barrels WTI = 3 barrels of conventional unleaded gasoline and 2 barrels of ULSD

Taking Actions to Improve Profitability 3 Restarting from major turnarounds at McKee (FCC) and Delaware City (coker, gasifier) Adjusting crude diet to increase liquid volume yields Shifting endpoints and conversion to increase gasoline yields Shifting bottoms to higher-margin asphalt market and heavy fuel oil Completing project at Texas City to provide flexibility to shift bottoms into heavy fuel oil market if fuel oil margins continue stronger than coker margins

Return of Economic Growth Increases Global Demand for Refined Products Direct relationship between personal income and employment for gasoline demand; and GDP for demand for distillates, petrochemicals, and other refined products Global project cancellations and delays to contribute to tightening market 4 U.S. Real GDP Growth Long-Term (1970- 2008 Average) = 3.0% Blue Chip Consensus Sources: Bureau of Economic Analysis, Blue Chip Economic Indicators

Optimistic on World Refined Product Demand Growth 5 Oil / Capita (BPD/Thousand) Developed Nations (2007 Avg.) Developing Nations (2007 Avg.) China (2007) India (2007) Middle East (2007) GDP / Capita ($ PPP) Oil/Capita vs GDP/Capita Sources: IEA, IMF, U.S. Census Bureau As developing economies grow, oil consumption per person accelerates in those countries

Investing in Key Long-Term Trends Diesel outperforms gasoline Global fuel of choice, especially for developing markets Economic rebound grows diesel demand faster than gasoline But, gasoline still grows worldwide Diesel has fewer substitution threats than gasoline (ethanol) Biofuels are part of the fuel mix and growing rapidly U.S. policy mandates corn-based ethanol usage of 685 mbpd in 2009, and mandate grows nearly 100 mbpd in 2010 As oil prices rise, discretionary ethanol blending increases Global competition increases value of flexible operations Feedstocks - capability to source and run a wide variety Yields - capability to shift yields depending on market needs Products trading and exports - capability to move products to highest netback market, local or foreign 6

Ethanol Acquisition Acquired 7 ethanol plants out of bankruptcy from VeraSun Energy plus a development site 780 million gallons per year of world-scale capacity $477 million purchase price is 30% of estimated replacement Ethanol will continue to be part of the motor fuels pool and this is our business 7 RFS will outpace capacity in mid-2009 which should lead to a higher margin environment

TRN Acquisition: Entering European Diesel Market Recently announced agreement to acquire The Dow Chemical Company's 45% interest in Total Raffinaderij Nederland N.V. (TRN) for $600 million plus working capital estimated at $125 million Total throughput capacity of 190,000 barrels/day Purchase price represents 45% of estimated replacement cost Increases diesel leverage via top- quartile distillate hydrocracking facility with 45 mbpd of distillate production (50% of yields) 8 High feedstock flexibility; can process up to 100% of feedstocks that price at a discount to light sweet crude oil Excellent logistics provide local and Atlantic Basin trading opportunities

Prudently Investing in Internal Projects: Buy vs. Build

Refinery	Project	Estimated Total Cost[1] $mm	Start-Up	Description
St. Charles	Crude/ Coker	$250	1Q10	▪ Crude unit revamp – 45 mbpd estimated ▪ Coker revamp – 10 mbpd estimated
Memphis	FCC Revamp	$225	2010	▪ Improve design to increase volume expansion and longer run life between turnarounds
St. Charles	FCC Revamp	$225	Post-poned	▪ Convert to conventional design ▪ Improve reliability and get 5%+ volume expansion
Port Arthur	Hydro-cracker/ Crude	$1,700	Post-poned	▪ New hydrocracker – 50 mbpd estimated ▪ Crude expansion – unlock up to 75 mbpd existing capacity
St. Charles	Hydro-cracker	$1,250	Post-poned	▪ New hydrocracker – 50 mbpd ▪ Upgrades low-value feedstocks mainly into ULSD with 25% volume expansion

[1] Total project cost includes non-strategic capital costs and interest and overhead

- **In the current environment, we will continue to seek opportunities to buy high-quality assets at a discount to new-build price, as in the case of the TRN acquisition**

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2009 Capital Requirements for Strategic Growth Program 10 millions Strategic growth program, including ethanol and TRN acquisitions, totals approximately $2 billion in 2009 Total 2009 capital spending estimated at $2.5 billion, including turnarounds, sustaining, and regulatory spending

Why an Equity Offering? Strengthened balance sheet to manage business through volatile times Weak margin environment affected internally generated free cash flows Combined with March debt issuance of $1 billion, contributed to funding for internal growth projects and attractively priced acquisition targets Provided base for potential acquisition opportunities 11

12 Committed to Creating Long-Term Shareholder Value